Exhibit 3.7
HINES GLOBAL REIT II, INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Hines Global REIT II, Inc., a Maryland corporation (the “Company”), is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Company”) is:

Hines Global Income Trust, Inc.

SECOND: The amendment to the charter of the Company as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer and Secretary on this 30th day of November, 2017.

ATTEST:		HINES GLOBAL REIT II, INC.

By:	/s/ Ryan T. Sims	By:	/s/ Sherri W. Schugart
	Name: Ryan T. Sims		Name: Sherri W. Schugart
	Title: Chief Financial Officer and Secretary		Title: President and Chief Executive Officer